Exhibit 10.49

TIANJIN RURAL COMMERCIAL BANK

Working Capital Loan Agreement
(English Translation)

The Borrower (Party A): Milkgoat (China) Goat Dairy Co., Ltd.

The Lender (Party B): Tianjin Rural Commercial Bank, High-Tech Branch

The Borrower (Party A): Milkgoat (China) Goat Dairy Co., Ltd.
Address: Block D1C, Xinmao Science and Technology Park, Huayuan Industrial Park, Tianjin, China. 300384
Legal representative: Li Liu

The Lender (Party B): Tianjin Rural Commercial Bank, High-Tech Branch
Address: 148-6, Yinshui Road, Huayuan Industrial Park, Tianjin, China. 300384
Legal representative (person in charge): Liqiang Cao

Due to the business operation, the Borrower applies for a loan from the Lender. Pursuant to its review, the Lender grants the loan according to the provisions and conditions of this Agreement.

To set forth both parties’ rights and duties, Borrower and Lender have entered into the following agreement after negotiation in accordance with relevant laws and regulations of China.

Article One - Definition

1.1. Withdrawal means that Brower applies for using the loan and requesting Lender to disburse the loan under this Agreement.

1.2. Withdrawal Term: after the Agreement becomes effective, the period of time during which Borrower may withdraw the loan in installments.

1.3. Withdrawal Date: the date for the withdrawal of the loan during the Withdrawal Term

1.4. Discretionary Use by Borrower: after Lender disburses the loan to Borrower’s account with Lender as designated, Borrower has the discretion to use the loan to pay any third party according to this Agreement

1.5. Use by Lender: according to Borrower’s application and payment request, Lender directly pays any third party through Borrower’s account with Lender with the loan.

Article Two - Use of the Loan

2.1. The loan under this Agreement shall only be used as working capital.

2.2 Without Lender’s prior written consent, Borrower may not change the use of the loan under this Agreement.

Article Three - Currency, Amount and Term of the Loan

3.1. The currency of the loan under this Agreement is RMB, in an amount of RMB 30,000,000 yuan.

3.2. The term of the loan is 12 months from June 10, 2011 till June 9, 2012.

Article Four – Withdrawal

4.1. The deadline to withdraw loan under this Agreement is June 9, 2012, during which Borrower may withdraw the loan in installments. Upon the expiration of the term of loan, Borrow may not withdraw loan further. Borrower may apply for use the loan if the followings conditions are met (unless waived by Lender):

4.1.1. Borrower has submitted all documents in terms of formality and contents as required by Lender; the guaranty agreement is effective if there is guarantee on the loan and all necessary governmental approval and registration procedures have been completed;

4.1.2. Borrower shall have completed all governmental authorization, approval, registration and other procedures; if requested by Lender, Borrower shall complete the notarization for the Agreement;

4.1.3. Borrower shall have opened an account with Lender for the disbursement of the loan;

4.1.4. All the representations and warranties of Borrower included in this Agreement are true, complete and accurate;

4.1.5. There is no ongoing or potential default of Borrower;

4.1.6. Borrower shall have completed all relevant receipts and other documents in connection with this withdrawal. Such receipts and relevant documents are an integral part of this Agreement and have the same legal forces as this Agreement;

4.1.7. All the conditions under Chinese laws and regulations or set forth by both parties shall have been satisfied;

4.1.8. Borrower shall submit the Application for Withdrawal to Lender (Borrower may request for withdrawals for multiple times during the Withdrawal Term on any business day of Lender. Borrower shall submit the application at least 5 business days before the proposed Withdrawal Date. The application is irrevocable and shall be legally binding on Borrower once submitted) and other documents evidencing the underlying transactions as requested by Lender;

4.2. Based on the documents and materials submitted by Borrower, Lender has sole discretion to determine whether conditions set forth under Section 4.1 have been satisfied.

4.3. In the event that the third party has been identified and the amount of any single withdrawal is at least RMB 5 million, the Use by Lender payment shall be adopted. In other events, Discretionary Use by Borrower will be permitted.

4.4. [reserved]

4.5. Provided that no changes under Section 4.7 take place nor there is any default of Borrower under Section 12.1, Lender may disburse loan under Use by Lender:

Withdraw Amount	Third Party Name	Payment Method
RMB 30 Million	Fuping Milkgoat Dairy Co., Ltd.	Electronic remittance

4.6. [Reserved]

4.7. [Reserved]

4.8. [Reserved]

Article Five - Interest Rate and Interest Calculation

5.1. Borrower shall pay the interest of the loan to Lender according to the Agreement. The interest rate under this Agreement is 20% higher than the corresponding benchmark interest rate of the People’s Bank of China (6.3% per annum), which is 7.572% per annum.

5.2. After the execution of the Agreement but before the first withdrawal, if the People’s Bank of China adjusts the benchmark interest rate, which is applicable to the loan under this Agreement, Lender is entitled to adjust the interest rate according to Section 5.1 of this Agreement.

5.3. If Borrower fails to repay the principal of the loan under this Agreement, Lender is entitled to charge an additional 50% of the contracted interest rate as the overdue penalty interest starting on the date of overdue until Borrower pays off all the principal and accrued interest of the misused loan.

5.4. If Borrower does not use the loan in a way set forth under Section 2 of this Agreement, Lender is entitled to charge an additional 100% of the contracted interest rate as the penalty interest starting on the date of misuse until Borrower pays off all the principal and accrued interest of the loan.

5.5. The interest of the loan shall be paid on a quarterly basis on the 20th day of the last month of each quarter. The interest shall be calculated based on the actual amount disbursed and the actual days of loan after the loan is withdrew.

5.6. After the loan has been disbursed, the interest rate of the loan will be adjusted if the People’s Bank of China adjusts the benchmark interest rate. The new interest rate will be applicable starting on the first date of the next month after the adjustment. The interest rate under this Agreement is 20% higher than the corresponding benchmark interest rate of the People’s Bank of China after adjustment. The penalty interest rate and overdue interest rate under this Agreement shall be adjusted accordingly.

5.7. The penalty interest rate and overdue interest rate under this Agreement shall be adjusted accordingly.

5.8. If Borrower fails to pay interests on the due date, Lender is entitled to charge penalty based on the penalty interest rate until Borrower pays off all of the overdue interests.

5.9. Borrower shall deposit sufficient amount of funds in the account with Lender before the due date of interest payment under this Agreement. Lender is entitled to deduct the interest payable from Borrower’s bank account on the payment date.

Article Six - Loan Repayment

6.1. Borrower shall repay the full principal according to Section 6.1.1 below. The loan shall be repaid with the same currency.

6.1.1. The full principal and accrued interest shall be repaid in one lump sum by June 9, 2012.

6.1.2. [Reserved]

6.2. If the maturity date is a legal holiday, the loan shall be repaid by the next business day. This legal holiday shall be included in the period of the loan.

6.3. Borrower shall come to Lender’s office to complete the loan repayment procedure on the maturity date.

6.4. Borrower shall repay the full principal and accrued interest of the loan under the Agreement on the maturity date. If Borrower fails to repay the full principal and interest promptly, Lender is entitled to deduct any expenses occurred, penalty interest, accrued interest of the loan, and principal of the loan from any Borrower’s accounts within Lender.

6.5. If the funds that Borrower deposits in its account are not sufficient to repay the accrued interest on any payment date, the funds shall be used first to repay the relevant expenses incurred, then the interest of the loan, and the principal of the loan and penalty interest finally.

Article Seven – Prepayment

7.1. Borrower is entitled to prepay the loan, provided that it gives a written application to Lender at least 10 business days before the payment.

7.2. The prepayment application becomes binding upon delivery to Lender and is irrevocable. Borrower has the obligation to prepay the loan according to the prepayment application.

7.3. [Reserved]

Article Eight – Extension of Term

8.1. Borrower may submit an extension application to Lender at least 30 business days prior to the maturity date. Lender has the full discretion to determine whether to grant the extension. If Lender agrees to grant the extension, the parties shall enter into an extension agreement.

8.2. If the aggregated loan term after the extension requires the application of a different benchmark interest rate, the new interest rate shall apply starting on the first day of the extension.

Article Nine - Guarantee

9.1. The loan has been guaranteed by Tianjin Haitai Investment Guarantee Co., Ltd. for joint and several liability.

Article Ten - Expenses and Compensation

10.1. Borrower shall be responsible for all the expenses related to the execution and fulfillment of the Agreement and the guarantee contract, including but not limited to legal services, accounting services, auditing, insurance, notarization, appraisal, evaluation, and registration fee. Upon Lender’s request, Borrower shall pay the expenses described above promptly.

10.2. Upon Lender’s request, Borrower shall immediately pay off and compensate all costs and expenses that incurred under the Agreement, including but not limited to litigation costs, attorney fees, travel fees and other costs to make the claims.

Article Eleven - Borrower’s Representations and Warranties.

11.1. Borrower is a validly existing legal entity /other organization formed in accordance with Chinese laws with independent civil capacity, to enjoy full rights, authority and powers to operate business activities with all of its assets to bear civil liability.

11.2. Borrower has full rights, authorization and powers to sign the Agreement and carry out transactions contemplated by the Agreement, and has taken or obtained all necessary corporate acts and other actions and agreement to authorize the execution and performance of the Agreement. The Agreement is effective by the effective signature of Borrower’s legal representative or the agent and with official seal.

11.3. Borrower has obtained all the necessary government approvals and third-party consent for executing the Agreement. The act of execution of contract by Borrower and the performance of the Agreement will not violate the constitutive documents/approval (if any) of the legal entity and as a party to any other contracts or agreements.

11.4. Borrower has carefully reviewed this Agreement and fully understands the provisions of this Agreement. It is voluntary activity of Borrower to sign and perform this Agreement.

11.5. All the documents, information and evidence provided by Borrower in connection with the execution and performance of the Agreement are all true, complete, accurate and effective. The financial statements provided by Borrower give a true reflection of Borrower’s financial situation when they were issued.

11.6. The source of repayment funds is legal.

11.7. Borrower shall report the disbursement of funds periodically according to the request of Lender. Lender has the right to request documents, materials and other information from Borrower, inspect and record Borrower’s use of the funds and determine whether the funds are used pursuant to this Agreement.

11.8. Borrower is not involved in any litigation, arbitration or administrative proceedings that may cause material, adverse consequences to Borrower’s repayment ability.

11.9. Borrower shall provide all true documents (unless required by laws) and actively cooperate with Lender’s inspection and investigation.

11.10. Borrower shall cooperate with Lender in connection with its inspection, review and supervision on Borrower’s business operations and financial conditions.

11.11. Borrower authorizes Lender to inquire the information related to Borrower and Guarantor through personal credit data, enterprise credit data and other credit data systems for the purposes of this Agreement.

11.12. Prior to the repayment of all of the debts under this Agreement, if Borrower plans to change its name, legal representative, legal address, outsource, or for equity reorganization or change of shareholders, consolidate, merge, jointly operation, joint venture, spin-off, transfer of assets with consideration, applying for suspension, dissolution, bankruptcy or other events which may result in change of creditor rights of Lender, Borrower shall notify Lender at least 30 business days in advance and acquire the written consent of Lender.

11.13. Borrower makes the representation that during the term of the loan, it will not provide guaranty to any third party for their debts or grant security interests in its assets or rights to any third party or use its assets or rights to make investments without Lender’s consent.

11.14. In the event of deterioration of credit of Guarantor, changes in the name, legal representative, legal address or outsource, or equity reorganization or change of shareholders, consolidation, merge, jointly operation, joint venture, spin-off, transferring of assets with consideration, applying for suspension, dissolution, bankruptcy or other events which may aversely affect the Guarantor’s fulfillment of its guarantor obligations, Borrower shall consult with Lender or present new guaranty and sign new guarantee contract accepted by Lender.

11.15. In the event that the collaterals are confiscated, damaged and other activities that reduce the value of the collaterals, Borrower shall consult with Lender re repayment or execute new guarantee contracts accepted by Lender.

11.16. [Reserved]

11.17. Borrower shall notify Lender in a written form if any other events take place that may create dangerous situation to Lender’s operations or materially, adversely affect Borrower’s capability to repay the loan.

11.18. All of Borrower’s representations and warrants shall be complete and accurate during the term of loan.

Article Twelve - Event of default

12.1. Any of the following events may constitute Borrower’s default:

12.1.1. Borrower violates any activity under Article 1 to Article 11.

12.1.2. Borrower intentionally evades the disbursement of funds using the Use by Lender method.

12.1.3. Borrower presents to Lender balance sheets, income statements and other financial statements with untrue information or material omission, or refuse to accept inspection of use of loan, business operations and financial activities.

12.1.4. The representations and warranties of Borrower or the Guarantor are proved to be untrue or misleading.

12.1.5. Borrower or the Guarantor is at default under other contracts to which Borrower or the Guarantee is a party.

12.1.6. Deterioration of operation and financial situation of Borrower and the Guarantor

12.1.7. Borrower or the Guarantor has already been or will be under suspension, dissolution, liquidation or its business licenses have been revoked.

12.1.8. The collaterals under this Agreement are depreciated in value, damaged or lost.

12.1.9. In the event that Borrower or the Guarantor is merged, separated or reorganized, it fails to make arrangements for debt payment that are satisfactory to Lender

12.1.10. Has been involved in or may be involved in any material, economic disputes, litigation, arbitration or assets are sealed up, seized or enforced or reported for violation of state regulations or policies by medias, its performance of the Agreement may be or has already been affected.

12.1.11. Changes of key management members or subject to investigation by law enforcement which may affect the performance of this Agreement

12.1.12 Using fake contracts with related parties or other untrue transactions to obtain funds

12.1.13. Any accidents due to its violation of laws, regulations, or industry standards related to food safety and environment protection, which may affect the performance of this Agreement

12.1.14. Borrower fails to notify Lender timely for the following events:

(1)	any material changes to its articles of association or substantial changes to its business
(2)	any material changes to its accounting policies
(3)	any material changes related to financial, economic and other corporate matters of itself, itssubsidiaries, or its parent

12.1.15. Borrower’s own funds are not sufficient to pay off the loan

12.1.16. Borrower defaults under agreements with other financial institutes and such financial institutes are entitled to accelerate any outstanding loans and request for immediate repayment

12.1.17. Occurrence of any other events that may materially adversely affect Lender’s rights under this Agreement.

12.2. Lender is entitled to make the decision on whether any event of default has taken place and notify Borrower accordingly. In an event of default, Lender is entitled to take one or more measures as follows:

12.2.1. Request Borrower to cure the breach within certain period of time

12.2.2. Suspend the disbursement of funds under this Agreement

12.2.3. Declare the acceleration of the loan and request Borrower to repay all the outstanding principal of the loan, accrued interest of the loan and other payables.

12.2.4. Negotiate with Borrower to change the terms of the loan

12.2.5. Change the methods of funds disbursement

12.2.6. Request Borrower to increase or change the Guarantor and pledge

12.2.7. Deduct from any of Borrower’s accounts with Lender any unpaid fees under this Agreement 12.2.8. Announce the exercise of any rights under the guarantee contract 12.2.9. Request Borrower to pay damages for its violation 12.2.10. Other remedies that Lender may deem appropriate.

Article Thirteen – Governing Law and Dispute Settlement

13.1. This Agreement and all matters related to this Agreement are governed by laws of China and shall be interpreted pursuant to laws of China.

13.2. Any disputes arising from the performance of the Agreement shall be resolved through negotiation. Any dispute that may not be solved through negotiation shall be submitted to the court with jurisdiction.

Article Fourteen – Effectiveness, Assignment, Amendment and Termination

14.1. The Agreement becomes effective upon signing by both parties’ legal representatives or the agents and being attached with official seals of both parties.

14.2. After the Agreement becomes effective, either party may not terminate the contract or amend the Agreement without other party’s consent. The parties shall reach written agreement to amend or terminate this Agreement.

14.3. Without prior consent of Lender, Borrower may not assign or otherwise dispose its all or part of its obligations under this Agreement.

14.4. Lender may, without Borrower’s consent, assign its rights under the Agreement to any third party and provide a written notice to Borrower after such transfer.

14.5. In any event that any provisions of the Agreement at any aspect become illegal, invalid or unenforceable; other provisions of the Agreement shall not be affected.

Article Fifteen – Notice and Delivery

15.1. Any and all communications to be provided hereunder shall be in writing and shall be delivered to the address or via facsimile as included in this Agreement.

15.2. Any and all notices or requests are deemed given and effective on the earliest of (a) the date of transmission, if such communication is delivered via facsimile (b) the third days after the date of transmission, if such communication is delivered via registered mail or (c) upon receipt by the courier if such communication is to be delivered by a courier. The documents submitted by Borrower to Lender shall be deemed delivered upon actual receipt by Lender.

Article Sixteen – Miscellaneous

16.1. All of the payables under this Agreement by Borrower shall be paid in full and may not be offset, deducted or withheld for any balances that Lender may owe to Borrower.

16.2. Any extension or preferential treatment provided by Lender to Borrower shall not be deemed as waiver of Lender’s rights under the Agreement or affect or limit the rights of Lender according to the Agreement.

16.3. Lender is entitled to provide this Agreement and other relevant information to the individual credit data, enterprise credit data and other credit data established by the People’s Bank, according to relevant laws and regulations.

Article Seventeen – Supplemental Provisions

17.1. Both parties may reach a separate written agreement regarding issues not covered under this Agreement. Such a supplemental agreement is an integral part of this Agreement and has the same legal effect as this Agreement.

17.2. [Reserved]

17.3. [Reserved]

17.4. There are four original copies of this Agreement. Each of Borrower and the Guarantor holds one, and Lender holds two copies.

17.5. This Agreement was signed by both parties at Tianjin on June 10, 2011.

Party A:	Party B:
Tianjin Rural Commercial Bank, High-Tech Branch
Milkgoat (China) Goat Dairy Co., Ltd. (company seal)	(company seal)
Legal representative: /s/ Li Liu	Legal representative (or person in charge): /s/ Liqiang Cao
(or authorized agent)	(or authorized agent)